Exhibit 21.1

GSI GROUP INC. SUBSIDIARIES

Subsidiary	Place of Incorporation
GSI Group Corporation	Michigan
GSI Group Japan Corporation	Japan
GSI Group Singapore Pte. Ltd.	Singapore
GSI Group GmbH	Germany
GSI Group Limited	United Kingdom
GSI Lumonics SARL	France
Westwind Air Bearings Limited	United Kingdom
GSI Group Precision Technologies (Suzhou) Co., Ltd.	China
General Scanning Securities Corporation	Massachusetts
MicroE Systems Corp.	Delaware
MES International Inc.	Delaware
GSI Lumonics Asia Pacific Ltd.	Hong Kong
Excel Technology, Inc.	Delaware
Cambridge Technology, Inc.	Massachusetts
The Optical Corporation	California
Synrad, Inc.	Washington
Continuum Electro-Optics, Inc.	Delaware
Photo Research, Inc.	Delaware
Excel Laser Technology Pvt. Ltd. (1)	India
Excel Technology Asia Sdn. Bhd	Malaysia
GSI Group Europe GmbH	Germany
GSI Application Development (Private) Limited in Sri Lanka	Sri Lanka
Excel Technology Italy Srl	Italy
GSI Group France S.A.S.	France
NDS Surgical Imaging K.K.	Japan
NDS Surgical Imaging, LLC	Delaware
NDS Imaging Holdings, LLC	Delaware
NDS Holdings, BV	Netherlands
NDS Surgical Imaging BV	Netherlands

(1)	Excel Laser Technology Pvt. Ltd. is a 50% owned joint venture of Excel Technology Inc., an indirect wholly owned subsidiary of GSI Group Inc.